 Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

March 30, 2012

Securities and Exchange Commission

Office of the Chief Accountant

450 Fifth Street, N.W.

Washington, DC 20549

Re:	Sand Hills, Inc. (the “Company”)

Commission file number: 000-53736

Dear Sirs/Madames:

We have read the statements of the Company pertaining to our Firm included under Item 4.01 of Form 8-K dated March 30, 2012 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC